Exhibit 10.3

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) is dated this 1st day of February, 2024

CLIENT	CONSULTANT
SMX (Security Matters) Public Limited Company Mespil House, Sussex Road, Dublin 4 Ireland (the “Client”)	1173727 B.C. Ltd. 10511 Palmberg Road, Richmond, BC, V6W1C5 (the “Consultant”)

BACKGROUND

A.	Consultant represented that it has the necessary qualifications, experience and abilities to provide consulting services to the Client.

B.	The Consultant is wishes to provide such consulting services to the Client on the terms and conditions set out in this Agreement.

IN CONSIDERATION OF the matters described above and of the mutual benefits and obligations set forth in this Agreement, the receipt and sufficiency of which consideration is hereby acknowledged, the Client and the Consultant (individually the “Party” and collectively the “Parties” to this Agreement) agree as follows:

SERVICES PROVIDED

1.	The Client hereby agrees to engage the Consultant to provide the Client with the following consulting services (the “Services”) and Consultant will report to Client on monthly basis of its performance, for the whole duration of this Agreement:

●	Management of select contractors hired by the Client;

●	Development and implementation of a customized business development and corporate communications roadmap tailored to Client’s specific needs, including management of road shows, corporate events, and introductory services on an individualized basis.;

●	Identifying unique revenue streams specifically for Client; and

●	Introducing and thoroughly vetting potential acquisition targets, ensuring a strategic approach to Client’s growth objectives.

2.	The Services may also include any other consulting tasks which the Parties may agree in writing. The Consultant hereby agrees to provide such Services to the Client.

TERM OF AGREEMENT

3.	The term of this Agreement (the “Term”) will begin on the date of this Agreement and will remain in full force and effect for six (6) months from the date of this Agreement. The Term may be extended with the written consent of the Parties.

PERFORMANCE

4.	The Consultant acknowledges, agrees and covenants to Client the covenants set forth in Annex A hereto. The Consultant represents and warrants to Client the representations and warranties set forth in Annex B hereto.

CURRENCY

5.	Except as otherwise provided in this Agreement, all monetary amounts referred to in this Agreement are in USD (United States Dollars).

COMPENSATION

6.	The Consultant will charge the Client a flat fee of USD$300,000.00 for the Services for the whole 6 months period which includes all services and any expenses. This payment is non-refundable

7.	The Consultant will invoice the Client as follows:

8.	The payment for the entire Term of the Agreement is to be paid upfront and promptly following execution and delivery of the Agreement.Invoices submitted by the Consultant to the Client are due uponreceipt.

9.	The Consultant will not be reimbursed for any expenses incurred in connection with providing the Services of this Agreement.

CONFIDENTIALITY

10.	Consultant covenants and agrees to the non-disclosure provisions set forth in Annex A hereto.

OWNERSHIP OF INTELLECTUAL PROPERTY

11.	All intellectual property and related material, including any trade secrets, moral rights, goodwill, relevant registrations or applications for registration, and rights in any patent, copyright, trademark, trade dress, industrial design and trade name (the “Intellectual Property”) that is developed or produced under this Agreement, will be the sole property of the Client. The use of the Intellectual Property by the Client will not be restricted in any manner.

12.	The Consultant may not use the Intellectual Property for any purpose other than that contracted for in this Agreement except with the written consent of the Client. The Consultant will be responsible for any and all damages resulting from the unauthorized use of the Intellectual Property.

RETURN OF PROPERTY

13.	Upon the expiry or termination of this Agreement, the Consultant will return to the Client any property, documentation, records, or Confidential Information which is the property of the Client.

CAPACITY/INDEPENDENT CONTRACTOR

14.	In providing the Services under this Agreement it is expressly agreed that the Consultant is acting as an independent contractor and not as an employee. The Consultant and the Client acknowledge that this Agreement does not create a partnership or joint venture between them, and is exclusively a contract for service.

AUTONOMY

15.	Except as otherwise provided in this Agreement, the Consultant will have full control over working time and methods in relation to provision of the Services in accordance with the Agreement. The Consultant will work autonomously and not at the direction of the Client. However, the Consultant will be responsive to the reasonable needs and concerns of the Client.

EQUIPMENT

16.	Except as otherwise provided in this Agreement, the Consultant will provide at the Consultant’s own expense, any and all equipment, software, materials and any other supplies necessary to deliver the Services in accordance with the Agreement.

NO EXCLUSIVITY

17.	The Parties acknowledge that this Agreement is non-exclusive and that either Party will be free, during and after the Term, to engage or contract with third parties for the provision of services similar to the Services.

NOTICE

18.	All notices, requests, demands or other communications required or permitted by the terms of this Agreement will be given in writing and delivered to the Parties at the following addresses:

SMX (Security Matters) Public Limited Company

Mespil House, Sussex Road, Dublin 4 Ireland

Email: info@securitymattersltd.com

Attention: Haggai Alon

With a copy (which shall not be deemed service of process by itself, but without which service will not be deemed made) to: Doron Afik, Esq., Chief Legal, doron@afiklaw.com, 103 Hahashmonaim St., Tel Aviv, Israel

Connor Yuen

10511 Palmberg Road, Richmond, BC, V6W1C5

Email: connoryuen@conquestvc.com

or to such other address as either Party may from time to time notify the other.

MODIFICATION OF AGREEMENT

19.	Any amendment or modification of this Agreement or additional obligation assumed by either Party in connection with this Agreement will only be binding if evidenced in writing signed by each Party or an authorized representative of each Party.

ASSIGNMENT

20.	The Consultant will not voluntarily, or by operation of law, assign or otherwise transfer its obligations under this Agreement without the prior written consent of the Client.

ENTIRE AGREEMENT

21.	It is agreed that there is no representation, warranty, collateral agreement or condition affecting this Agreement except as expressly provided in this Agreement.

INUREMENT

22.	This Agreement will enure to the benefit of and be binding on the Parties and their respective heirs, executors, administrators and permitted successors and assigns.

TITLES/HEADINGS

23.	Headings are inserted for the convenience of the Parties only and are not to be considered when interpreting this Agreement.

GENDER

24.	Words in the singular mean and include the plural and vice versa. Words in the masculine mean and include the feminine and vice versa.

INDEMNIFICATION

25.	Subject to the limitations of any relevant insurance settlements and as allowed by applicable law, each Party commits to defend, indemnify, and exonerate the other Party, along with its directors, shareholders, affiliates, officers, agents, employees, and any authorized successors and assigns, from and against all claims, losses, damages, liabilities, penalties, punitive damages, expenses, reasonable attorneys’ fees, and costs of any kind, resulting from or related to any action or inaction by the indemnifying party or its directors, shareholders, affiliates, officers, agents, employees, and authorized successors and assigns in relation to this Agreement. This indemnification obligation shall continue even after the termination of this Agreement.

GOVERNING LAW

26.	The internal laws, without regard to conflicts of laws principles, of the Province of British Columbia shall govern all questions concerning the construction, validity, interpretation and performance of this Agreement. Each party voluntarily submits to the exclusive jurisdiction of the provincial and federal courts sitting in the province of British Columbia, in any action or proceeding with respect to this Agreement.

SEVERABILITY

27.	In the event that any of the provisions of this Agreement are held to be invalid or unenforceable in whole or in part, all other provisions will nevertheless continue to be valid and enforceable with the invalid or unenforceable parts severed from the remainder of this Agreement.

WAIVER

28.	The waiver by either Party of a breach, default, delay or omission of any of the provisions of this Agreement by the other Party will not be construed as a waiver of any subsequent breach of the same or other provisions.

[Signature page follows]

IN WITNESS WHEREOF the Parties have duly executed and delivered this Agreement, effective as of the date set forth above.

SMX (Security Matters) Public Limited Company

By:	/s/ Haggai Alon
Name:	Haggai Alon
Title:

1173727 B.C. Ltd.

By:	/s/Connor Yuen
Name:	Connor Yuen
Title:	Director

Annex A

Covenants of Consultant

Consultant covenants for itself and its affiliates as follows:

(a)	Non-Disclosure. Client may disclose to Consultant, or Consultant may otherwise receive access to, Confidential Information (defined below). Consultant and its Representatives (defined below) shall use the Confidential Information solely in performance of the Services pursuant to this Agreement and, during the Term of this Agreement, and for a period of one (1) year thereafter, regardless of how this Agreement is terminated, subject to next succeeding paragraph, shall not disclose or permit access to Confidential Information other than to its affiliates and its or their employees, attorneys and accountants (collectively, “Representatives”) who: (a) need access to such Confidential Information in connection with the provision of the Services; (b) are informed of its confidential nature; and (c) are bound by confidentiality obligations no less protective of the Confidential Information than the terms contained herein. Consultant shall safeguard the Confidential Information from unauthorized use, access, or disclosure using at least the degree of care it uses to protect its most sensitive information and no less than a commercially reasonable degree of care. Consultant shall promptly notify Client in writing of any unauthorized use or disclosure of Confidential Information and use its best efforts to prevent further use or disclosure. Consultant shall be responsible for any breach of this Agreement caused by its Representatives. The term “Confidential Information” means all non-public, proprietary, or confidential information of Client disclosed, including but not limited to any trade secrets, in oral, visual, written, electronic, or other tangible or intangible form, whether or not marked or designated as “confidential,” and all notes, analyses, summaries, and other materials prepared by Recipient or any of its Representatives that contain, are based on, or otherwise reflect, to any degree, any of the foregoing; provided, however, that Confidential Information does not include any information that: (a) is or becomes generally available to the public other than as a result of Consultant’s or its Representatives’ act or omission; (b) is obtained by Consultant or its Representatives on a non-confidential basis from a third party that was not legally or contractually restricted from disclosing such information; or (c) Consultant establishes by documentary evidence, was or is independently developed by Consultant or its Representatives without using any Confidential Information.

All written and oral information and material disclosed or provided by the Client to the Consultant under this Agreement is Confidential Information regardless of whether it was provided before or after the date of this Agreement or how it was provided to the Consultant.

If Consultant or any of its Representatives is required by a valid legal order to disclose any Confidential Information, Consultant shall, before such disclosure, notify Client of such requirements so that Client may seek a protective order or other remedy, and Consultant shall assist Client therewith. If Consultant remains legally compelled to make such disclosure, it shall: (a) only disclose that portion of the Confidential Information that, in the opinion of its legal counsel, Consultant is required to disclose; (b) cooperate with Client to prevent or limit such disclosure, and (c) use reasonable efforts to ensure that such Confidential Information is afforded confidential treatment.

Consultant acknowledges and agrees that any breach of this Agreement will cause irreparable harm and injury to Client for which money damages would be an inadequate remedy and that, in addition to remedies at law, Client is entitled to equitable relief as a remedy for any such breach. Consultant waives any claim or defense that Client has an adequate remedy at law in any such proceeding.

(b)	Non-Solicitation of Customers. Consultant agrees with Client that during the Term of this Agreement and for a period of one (1) year thereafter, regardless of how this Agreement is terminated, none of Consultant nor its affiliates and agents shall not, directly or indirectly, solicit or induce, or attempt to solicit or induce, any person or entity that was a client or customer of Client, to seek or obtain veterinary services from any provider of veterinary services other than Client.

(c)	Non-Solicitation of Vendors. Consultant agrees with Client that during the Term of this Agreement and for a period of one (1) year thereafter, regardless of how this Agreement is terminated, none of Consultant nor its affiliates and agents shall not, directly or indirectly, solicit or induce, or attempt to solicit or induce, any person or entity that was a vendor or service provider of Client, to modify, delay, terminate, or otherwise alter any existing vendor or service provider relationship with Client.

(d)	Non-disparagement. Consultant agrees with Client that during the Term of this Agreement and for a period of one (1) year thereafter, regardless of how this Agreement is terminated, that the Consultant and its affiliates and agents will not make, publish, or communicate to any person or entity or in any public forum any maliciously false, defamatory or disparaging remarks, comments, or statements concerning Client or any of Client’s products or services, or any of its employees, directors or officers.

(e)	Trading restrictions. During the Term of this Agreement, and for a period of one (1) year thereafter, regardless of how this Agreement is terminated, Consultant and its affiliates and agents will not (i) acquire (or propose or agree to acquire), of record or beneficially, by purchase or otherwise, any debt or equity security of Client or any of its subsidiaries, or rights or options to acquire interests in any of Client’s debt or equity securities; (ii) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any debt or equity securities of Client or any securities convertible into or exercisable or exchangeable for shares of capital stock of Client; or (iii) engage in any “short sale” (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of any debt or equity security or any stock pledge, forward sales contract, option, put, call, swap or similar hedging transaction with respect to any securities of the Client.

Annex B

Representations and Warranties of Consultant

Consultant represents and warrants:

(a)	Consultant is a natural person resident of Richmond, British Columbia, Canada;

(b)	Consultant has the requisite personal and legal authority and legal capacity to enter into this Agreement and perform the Services hereunder;

(c)	there exist no impediments or restraints, contractual or otherwise on the Consultant’s power, right or ability to enter into this Agreement and to perform its duties and obligations as provided for under this Agreement;

(d)	the performance of the Consultant’s obligations as provided for under this Agreement do not and will not violate or conflict with any agreement relating to confidentiality, nondisclosure, non-competition, non-solicitation or exclusive employment to which the Consultant is or was subject;

(e)	this Agreement has been executed, and delivered by Consultant and constitutes the legal, valid, and binding obligation of Consultant, enforceable against Consultant in accordance with its terms[, except as may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws and equitable principles related to or affecting creditors’ rights generally or the effect of general principles of equity;

(f)	the execution, delivery, and performance of this Agreement by Consultant will not violate, conflict with, require consent under or result in any breach or default under any material applicable law;

(g)	the Consultant has the resources, skill, experience, and qualifications to perform all of the Services under this Agreement in a professional and workmanlike manner, in accordance with generally recognized industry standards for similar services, and will perform the Services in a professional and workmanlike manner customary in the industry;

(h)	the Consultant will perform the Services in compliance with the terms and conditions of this Agreement and all applicable laws, ordinances and regulations;

(i)	the Consultant has not been

i.	subject to any disciplinary actions by any applicable financial accrediting bodies including Nasdaq, the Securities and Exchange Commission, Financial Industry Regulatory Authority, and related, or other similar entities, nor been subject to any other restrictions or sanctions related to allegations of professional misconduct;

ii.	convicted, within ten (10) years of the date hereof, of any felony or misdemeanor in connection with the purchase or sale of any security, involving the making of any false filing with the SEC; or arising out of the conduct of the business of an underwriter, broker, dealer, municipal securities dealer, investment advisor or paid solicitor of purchasers of securities (each of the foregoing, a “Prohibited Act”);

iii.	subject to any order, judgment or decree of any court of competent jurisdiction, entered within five (5) years of the date hereof, that, on the date hereof, restrains or enjoins you from engaging or continuing to engage in any conduct or practice in connection with a Prohibited Act;

iv.	suspended or expelled from membership in, or suspended or barred from association with a member of, a securities self-regulatory organization, registered national securities exchange or registered national or affiliated securities association for any act or omission to act constituting conduct inconsistent with just and equitable principles of trade; or

v.	subject to a United States Postal Service false representation order entered within five (5) years of the date hereof, or are you, on the date hereof, subject to a temporary restraining order or preliminary injunction with respect to conduct alleged by the United States Postal Service to constitute a scheme or device for obtaining money or property through the mail by means of false representations; and

(j)	the Consultant does not have any other conflict of interest which might interfere with Consultant’s independent judgment or objectivity in the performance of Services hereunder.